Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The board of directors
Fidelity National Information Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-157575, 333-158960, 333-162262, 333-190793, 333-206214, 333-206832, and 333-208266) and Form S-3 (No. 333-212372) of Fidelity National Information Services, Inc. and subsidiaries (the “Company”) of our report dated May 9, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Current Report on Form 8-K dated May 9, 2018 of the Company.

Our report refers to the change in the Company’s method of accounting for revenue in response to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Jacksonville, Florida
May 9, 2018